Exhibit 99.1

CBSH
1000 Walnut Street / Post Office Box 419248 / Kansas City, Missouri 64151-6248 / 816.234.2000

FOR IMMEDIATE RELEASE:
Tuesday, January 24, 2012

COMMERCE BANCSHARES, INC. ANNOUNCES RECORD
EARNINGS PER SHARE OF $2.82 FOR 2011

Commerce Bancshares, Inc. announced record earnings of $2.82 per share for the year ended December 31, 2011, an increase of 17.5% compared to $2.40 in 2010. Net income amounted to $256.3 million in 2011 compared to $221.7 million in 2010, or an increase of 15.6%. The return on average assets was 1.32% in 2011, the return on average equity was 12.15%, and the efficiency ratio totaled 59.1%.

For the fourth quarter, earnings per share amounted to $.69 compared to $.67 in the fourth quarter of 2010 and $.72 per share in the previous quarter. Net income for the fourth quarter amounted to $61.5 million compared to $61.9 million in the same period last year and $65.4 million in the previous quarter. The return on average assets for the three months ended December 31, 2011 was 1.19%, and the return on average equity was 11.39%.

In announcing these results, David W. Kemper, Chairman and CEO, said, “We are pleased to report record earnings in 2011, which was achieved despite a difficult operating environment of weak loan demand and record low interest rates. These solid earnings occurred as a result of growth in average deposits, which increased 9.1% this year, and higher revenues from our corporate card and money management businesses, which grew by 19.7% and 9.1%, respectively. Also, our provision for loan losses declined 48.5% this year as loan losses decreased significantly, and non-interest expense declined by $13.9 million, or 2.2%. During the fourth quarter, net interest income grew slightly on continued strong core deposit growth. While loan growth remains soft, we saw some increased demand for both auto and commercial real estate loans this quarter. Also during the quarter, we reached a settlement totaling $18.3 million in a class action lawsuit regarding debit overdraft transactions, which resulted in an additional charge this quarter of $7.4 million pre-tax.”

Mr. Kemper continued, “During the quarter, net loan charge-offs totaled $15.6 million compared to $14.9 million in the previous quarter and $21.6 million in the same period last year. Bankcard net loan charge-offs this quarter decreased to $7.0 million, or 3.8% of average bankcard loans, while business net loan charge-offs totaled only $5.0 million for the year. Because of these current positive trends, our allowance for loan losses declined by $3.5 million this quarter to $184.5 million, or 2.0% of total loans outstanding. Non-performing assets at December 31, 2011 totaled $93.8 million compared to $99.7 million in the previous quarter. Our capital and liquidity positions remain strong, and at year end, the ratio of tangible common equity to assets amounted to 9.9%, while our average loans to deposits ratio amounted to 59.15%.”
(more)

Total assets at December 31, 2011 were $20.6 billion, total loans were $9.2 billion, and total deposits were $16.8 billion.

Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 360 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.

Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	09/30/11	12/31/11	12/31/10
Non-Accrual Loans	$75,912	$75,482	$85,275
Foreclosed Real Estate	$23,813	$18,321	$12,045
Total Non-Performing Assets	$99,725	$93,803	$97,320
Non-Performing Assets to Loans	1.10%	1.02%	1.03%
Non-Performing Assets to Total Assets	.48%	.45%	.53%
Loans 90 Days & Over Past Due — Still Accruing	$20,104	$14,958	$20,466

This financial news release, including management’s discussion of fourth quarter results, is posted to the Company’s web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Year Ended
(Unaudited)	Sept. 30, 2011	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$158,630	$161,757	$160,677	$646,070	$645,932
Taxable equivalent net interest income	164,317	167,940	166,010	669,515	666,143
Non-interest income	101,632	94,035	110,454	392,917	405,111
Investment securities gains (losses), net	2,587	4,942	1,204	10,812	(1,785)
Provision for loan losses	11,395	12,143	21,647	51,515	100,000
Non-interest expense	153,746	156,030	164,031	617,249	631,134
Net income attributable to
Commerce Bancshares, Inc.	65,352	61,504	61,921	256,343	221,710
Cash dividends	19,526	19,504	19,395	79,140	78,231
Net total loan charge-offs	14,895	15,649	21,647	64,521	96,942
Business	889	650	1,514	4,988	4,586
Real estate — construction and land	1,215	2,624	1,589	6,950	15,006
Real estate — business	1,429	731	1,829	3,563	4,058
Consumer credit card	7,103	6,986	9,736	31,617	47,731
Consumer	3,232	2,682	5,295	12,156	20,479
Revolving home equity	72	884	469	1,667	1,975
Real estate — personal	673	798	961	2,772	2,056
Overdraft	282	294	254	808	1,051
Per common share:
Net income — basic	$.72	$.69	$.67	$2.83	$2.41
Net income — diluted	$.72	$.69	$.67	$2.82	$2.40
Cash dividends	$.219	$.219	$.213	$.876	$.853
Diluted wtd. average shares o/s	89,737	88,653	91,274	90,202	91,751
RATIOS
Average loans to deposits (1)	58.29%	56.01%	64.63%	59.15%	70.02%
Return on total average assets	1.32%	1.19%	1.34%	1.32%	1.22%
Return on total average equity	12.15%	11.39%	11.99%	12.15%	11.15%
Non-interest income to revenue (2)	39.05%	36.76%	40.74%	37.82%	38.54%
Efficiency ratio (3)	58.71%	60.71%	60.33%	59.10%	59.71%
AT PERIOD END
Book value per share based on total equity	$23.95	$24.40	$22.25
Market value per share	$33.10	$38.12	$37.84
Allowance for losses as a percentage
of loans	2.07%	2.01%	2.10%
Tier I leverage ratio	9.74%	9.55%	10.17%
Tangible common equity to assets ratio (4)	9.72%	9.91%	10.27%
Common shares outstanding	88,924,563	88,952,166	90,955,390
Shareholders of record	4,224	4,218	4,284
Number of bank/ATM locations	363	363	367
Full-time equivalent employees	4,762	4,745	4,979
OTHER QTD INFORMATION
High market value per share	$41.90	$38.67	$38.66
Low market value per share	$31.65	$31.49	$32.71

(1)	Includes loans held for sale.

(2)	Revenue includes net interest income and non-interest income.

(3)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(4)
The tangible common equity ratio is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Year Ended
(Unaudited) (In thousands, except per share data)	September 30, 2011	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Interest income	$170,835	$173,223	$177,436	$697,971	$729,478
Interest expense	12,205	11,466	16,759	51,901	83,546
Net interest income	158,630	161,757	160,677	646,070	645,932
Provision for loan losses	11,395	12,143	21,647	51,515	100,000
Net interest income after provision for loan losses	147,235	149,614	139,030	594,555	545,932
NON-INTEREST INCOME
Bank card transaction fees	42,149	36,162	41,016	157,077	148,888
Trust fees	22,102	22,095	21,117	88,313	80,963
Deposit account charges and other fees	21,939	20,623	21,491	82,651	92,637
Bond trading income	5,556	4,591	5,574	19,846	21,098
Consumer brokerage services	2,333	2,142	2,311	10,018	9,190
Loan fees and sales	2,034	1,647	11,975	7,580	23,116
Other	5,519	6,775	6,970	27,432	29,219
Total non-interest income	101,632	94,035	110,454	392,917	405,111
INVESTMENT SECURITIES
GAINS (LOSSES), NET
Impairment (losses) reversals on debt securities	(1,200)	(796)	1,703	2,190	13,058
Noncredit-related losses (reversals) on securities not expected to be sold	369	14	(2,594)	(4,727)	(18,127)
Net impairment losses	(831)	(782)	(891)	(2,537)	(5,069)
Realized gains on sales and fair value adjustments	3,418	5,724	2,095	13,349	3,284
Investment securities gains (losses), net	2,587	4,942	1,204	10,812	(1,785)
NON-INTEREST EXPENSE
Salaries and employee benefits	85,700	88,010	86,562	345,325	346,550
Net occupancy	11,510	11,674	11,290	46,434	46,987
Equipment	5,390	5,583	5,776	22,252	23,324
Supplies and communication	5,674	5,550	6,222	22,448	27,113
Data processing and software	16,232	17,873	16,999	68,103	67,935
Marketing	4,545	3,469	3,377	16,767	18,161
Deposit insurance	2,772	2,680	4,801	13,123	19,246
Debit overdraft litigation	5,900	7,400	—	18,300	—
Debt extinguishment	—	—	11,784	—	11,784
Indemnification obligation	—	(3,073)	(2,722)	(4,432)	(4,405)
Other	16,023	16,864	19,942	68,929	74,439
Total non-interest expense	153,746	156,030	164,031	617,249	631,134
Income before income taxes	97,708	92,561	86,657	381,035	318,124
Less income taxes	31,699	29,514	24,432	121,412	96,249
Net income	66,009	63,047	62,225	259,623	221,875
Less non-controlling interest expense	657	1,543	304	3,280	165
Net income attributable to
Commerce Bancshares, Inc.	$65,352	$61,504	$61,921	$256,343	$221,710
Net income per common share — basic	$.72	$.69	$.67	$2.83	$2.41
Net income per common share — diluted	$.72	$.69	$.67	$2.82	$2.40

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands)	September 30, 2011	December 31, 2011	December 31, 2010
ASSETS
Loans	$9,073,123	$9,177,478	$9,410,982
Allowance for loan losses	(188,038)	(184,532)	(197,538)
Net loans	8,885,085	8,992,946	9,213,444
Loans held for sale	39,576	31,076	63,751
Investment securities:
Available for sale	9,278,066	9,224,702	7,294,303
Trading	9,695	17,853	11,710
Non-marketable	111,808	115,832	103,521
Total investment securities	9,399,569	9,358,387	7,409,534
Short-term federal funds sold and securities purchased under agreements to resell	11,400	11,870	10,135
Long-term securities purchased under agreements to resell	850,000	850,000	450,000
Interest earning deposits with banks	133,419	39,853	122,076
Cash and due from banks	424,861	465,828	328,464
Land, buildings and equipment — net	368,965	360,146	383,397
Goodwill	125,585	125,585	125,585
Other intangible assets — net	8,452	7,714	10,937
Other assets	391,756	405,962	385,016
Total assets	$20,638,668	$20,649,367	$18,502,339
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$5,003,587	$5,377,549	$4,494,028
Savings, interest checking and money market	8,416,839	8,933,941	7,846,831
Time open and C.D.’s of less than $100,000	1,204,896	1,166,104	1,465,050
Time open and C.D.’s of $100,000 and over	1,388,755	1,322,289	1,279,112
Total deposits	16,014,077	16,799,883	15,085,021
Federal funds purchased and securities sold under agreements to repurchase	1,057,728	1,256,081	982,827
Other borrowings	111,869	111,817	112,273
Other liabilities	1,325,029	311,225	298,754
Total liabilities	18,508,703	18,479,006	16,478,875
Stockholders’ equity:
Preferred stock	—	—	—
Common stock	436,481	446,387	433,942
Capital surplus	980,176	1,042,065	971,293
Retained earnings	690,981	575,419	555,778
Treasury stock	(96,205)	(8,362)	(2,371)
Accumulated other comprehensive income	115,781	110,538	63,345
Total stockholders’ equity	2,127,214	2,166,047	2,021,987
Non-controlling interest	2,751	4,314	1,477
Total equity	2,129,965	2,170,361	2,023,464
Total liabilities and equity	$20,638,668	$20,649,367	$18,502,339

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS — AVERAGE RATES AND YIELDS

(Unaudited) (Dollars in thousands)	For the Three Months Ended
	September 30, 2011		December 31, 2011		December 31, 2010
	Average Balance	Avg. Rates Earned/Paid	Average Balance	Avg. Rates Earned/Paid	Average Balance	Avg. Rates Earned/Paid
ASSETS:
Loans:
Business (A)	$2,815,064	3.56%	$2,819,598	3.53%	$2,919,553	3.77%
Real estate — construction and land	412,490	4.42	386,738	4.52	498,296	4.17
Real estate — business	2,123,034	4.74	2,162,052	4.67	2,002,721	5.01
Real estate — personal	1,430,014	4.75	1,421,296	4.64	1,443,998	5.00
Consumer	1,104,684	6.20	1,111,299	6.08	1,190,862	6.61
Revolving home equity	466,503	4.27	464,694	4.24	483,195	4.31
Student	—	—	—	—	22,307	2.10
Consumer credit card	735,179	11.59	733,712	11.62	776,426	10.82
Overdrafts	6,936	—	7,101	—	8,068	—
Total loans (B)	9,093,904	5.07	9,106,490	5.01	9,345,426	5.22
Loans held for sale	41,677	2.57	36,987	2.55	93,041	2.38
Investment securities:
U.S. government & federal agency obligations	327,916	3.40	328,641	2.49	436,349	2.32
Government-sponsored enterprise obligations	262,087	2.92	305,003	1.93	186,753	2.25
State & municipal obligations (A)	1,185,263	4.20	1,239,330	4.16	1,090,639	4.45
Mortgage-backed securities	3,764,822	2.95	4,453,362	2.71	2,904,697	3.89
Asset-backed securities	2,403,062	1.15	2,645,538	1.12	2,316,610	1.56
Other marketable securities (A)	172,588	4.27	164,545	5.39	176,628	5.01
Total available for sale securities (B)	8,115,738	2.64	9,136,419	2.46	7,111,676	3.11
Trading securities (A)	20,770	2.52	19,785	2.87	31,537	3.35
Non-marketable securities (A)	110,585	6.59	110,486	10.81	107,275	5.98
Total investment securities	8,247,093	2.69	9,266,690	2.56	7,250,488	3.15
Short-term federal funds sold and securities purchased under agreements to resell	10,927.47		10,162.39		5,219.61
Long-term securities purchased under agreements to resell	850,000	1.83	850,000	1.97	396,739	1.69
Interest earning deposits with banks	326,302.26		122,953.25		87,371.25
Total interest earning assets	18,569,903	3.77	19,393,282	3.67	17,178,284	4.22
Non-interest earning assets (B)	1,094,161		1,121,569		1,116,547
Total assets	$19,664,064		$20,514,851		$18,294,831
LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	$534,295.19		$529,027.17		$480,417.14
Interest checking and money market	7,756,104.32		8,068,003.29		7,010,940.40
Time open & C.D.’s of less than $100,000	1,231,280.78		1,186,324.75		1,533,324	1.18
Time open & C.D.’s of $100,000 and over	1,372,842.62		1,367,472.59		1,231,865.93
Total interest bearing deposits	10,894,521.40		11,150,826.37		10,256,546.57
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,016,623.11		1,147,421.05		1,125,258.12
Other borrowings	111,930	3.28	112,024	3.26	230,469	2.96
Total borrowings	1,128,553.43		1,259,445.33		1,355,727.61
Total interest bearing liabilities	12,023,074.40%		12,410,271.37%		11,612,273.57%
Non-interest bearing deposits	4,778,780		5,173,106		4,346,238
Other liabilities	728,974		789,564		286,675
Equity	2,133,236		2,141,910		2,049,645
Total liabilities and equity	$19,664,064		$20,514,851		$18,294,831
Net interest income (T/E)	$164,317		$167,940		$166,010
Net yield on interest earning assets		3.51%		3.44%		3.83%

(A)	Stated on a tax equivalent basis using a federal income tax rate of 35%.

(B)	The allowance for loan losses and unrealized gains/(losses) on available for sale securities are included in non-interest earning assets.

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2011

For the quarter ended December 31, 2011, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $61.5 million, a slight decrease from the same quarter last year, and a decrease of $3.8 million compared to the previous quarter. During the current quarter, the Company recorded expense of $7.4 million related to the settlement of litigation regarding debit overdraft fees, which was previously announced in December 2011. Also during the quarter, the Company reduced its indemnification obligation related to VISA litigation costs by $3.1 million and recorded losses in fair value of $874 thousand on certain held for sale real estate property. After tax, these items amounted to a reduction in net income of approximately $3.3 million, or approximately $.04 per share. For the current quarter, the return on average assets was 1.19%, the return on average equity was 11.4%, and the efficiency ratio was 60.7%.

Compared to the same quarter last year, net interest income (tax equivalent) increased by $1.9 million to $167.9 million, while non-interest income decreased to $94.0 million and was affected by a decline in debit interchange income due to recent regulatory changes effective October 1, 2011. In addition, gains on student loan sales decreased $9.6 million, as the Company ceased most of its origination business due to new regulations in 2010. Investment securities gains this quarter increased by $3.7 million compared to the same period last year due mostly to sales and fair value adjustments of the Company's private equity investments. Non-interest expense for the current quarter totaled $156.0 million, a decrease of $8.0 million from the same period last year. The provision for loan losses totaled $12.1 million, representing a decline of $9.5 million from the amount recorded in the same quarter last year.

Balance Sheet Review
During the 4th quarter of 2011, average loans, including loans held for sale, increased slightly ($7.9 million) compared to the previous quarter but decreased $295.0 million, or 3.1%, compared to the same period last year. The increase in average loans compared to the previous quarter was mainly due to an increase in business real estate loans of $39.0 million and slightly higher business and consumer loans, but was partly offset by a decrease of $25.8 million in construction loans. Personal real estate, revolving home equity and consumer credit card loans also declined slightly. Within the consumer loan portfolio, marine/RV loans continued to run off this quarter by approximately $26.4 million; however, consumer auto loans increased $27.3 million due to higher new loan originations. The demand for personal real estate and construction loans continues to be affected by the weak housing industry.

Total available for sale investment securities (excluding fair value adjustments) averaged $9.1 billion this quarter, up $1.0 billion compared to the previous quarter. The increase in the average balance was mainly the result of purchases of $2.6 billion of new securities in the last six months, offset by maturities and pay-downs totaling $1.2 billion in the same period. During the 3rd quarter, the Company purchased $1.3 billion of agency mortgage-backed securities with forward settlement dates in both the 3rd and 4th quarters and, as of October 1, 2011 $1.0 billion remained unsettled. All of these mortgage-backed securities were settled by the end of the year. At December 31, 2011, the duration of the investment portfolio was 2.1 years, and maturities of approximately $1.6 billion are expected to occur during the next 12 months.

Total average deposits increased $650.6 million, or 4.2%, during the 4th quarter of 2011 compared to the previous quarter. This increase in average deposits resulted mainly from growth in non-interest bearing business deposit accounts and money market deposit balances of $436.1 million and $289.8 million, respectively. However, certificate of deposit (CD) average balances declined $50.3 million. The average loans to deposits ratio in the current quarter was 56.0%, compared to 58.3% in the previous quarter.

Certain non-interest bearing deposit accounts, which were previously included in interest bearing money market deposit totals, were reclassified to non-interest bearing deposits effective January 1, 2011. All prior periods have been revised to reflect this reclassification. The effect of this reclassification for the quarter ended December 31, 2010 was to increase average non-interest bearing deposits by $3.3 billion.

During the current quarter, the Company's average borrowings increased $130.9 million compared to the previous quarter. This increase was mainly due to an increase in the average balance of federal funds purchased.

Net Interest Income
Net interest income (tax equivalent) in the 4th quarter of 2011 amounted to $167.9 million, compared with $164.3 million in the previous quarter, or an increase of $3.6 million. Net interest income this quarter was also up $1.9 million compared to the 4th quarter of last year. During the 4th quarter of 2011, the net yield on earning assets (tax equivalent) was 3.44%, compared with 3.51% in the previous quarter and 3.83% in the same period last year.

The increase in net interest income (tax equivalent) in the 4th quarter of 2011 over the previous quarter was mainly due to higher average balances of investment securities this quarter and lower rates paid on interest bearing liabilities, offset by lower rates earned on loans. Interest on loans, including held for sale loans, declined $1.1 million (tax equivalent), mainly due to lower average rates earned on business real estate, personal real estate and consumer loans, but was partly offset by higher average balances of business real estate, business and consumer loans. When compared to the previous quarter, interest income on investment securities increased by $3.8 million (tax equivalent), mainly as a result of higher average balances of municipal, mortgage-backed and asset-backed securities, but was partly offset by lower rates earned on mortgage-backed securities. Additionally, interest and dividends on non-marketable securities, mainly private equity investments, increased $1.2 million (tax equivalent) this quarter due in part to receipt of unanticipated interest and dividend payments. On October 1, 2011 there was approximately $1.0 billion in unsettled forward-purchased mortgage-backed securities that settled throughout the 4th quarter. Had these bonds all settled at the beginning of the quarter, interest on these bonds for the quarter would have been higher by $3.4 million and the net yield on earning assets for the quarter would have increased by 7 basis points. Also, inflation income earned on inflation-protected securities declined by $721 thousand this quarter, thus reducing net interest income and the net interest margin.

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2011

Interest expense on deposits declined $583 thousand in the 4th quarter of 2011 compared with the previous quarter as a result of continued low rates paid on money market and CD accounts. Overall rates paid on total interest bearing deposits declined 3 basis points to .37% this quarter. Interest expense on borrowings decreased by $156 thousand, due mainly to lower average rates paid on repurchase agreement balances.

The tax equivalent yield on interest earning assets in the 4th quarter of 2011 was 3.67%, a decline of 10 basis points from the 3rd quarter of 2011, while the overall cost of interest bearing liabilities decreased 3 basis points to .37%.

Non-Interest Income
For the 4th quarter of 2011, total non-interest income amounted to $94.0 million, a decrease of $16.4 million when compared to $110.5 million in the same period last year. Also, current quarter non-interest income decreased $7.6 million when compared to $101.6 million recorded in the previous quarter. The decrease in non-interest income from the previous quarter was mainly due to a decrease in debit interchange income of $7.1 million, resulting from new rules adopted in Dodd-Frank legislation which became effective in the current quarter. The decrease in non-interest income from last year was mainly due to a decline in debit interchange fees this quarter coupled with a reduction in gains on student loan sales.

Bank card fees in the current quarter decreased 11.8%, or $4.9 million, from the 4th quarter of last year due to a decline in debit interchange fees of $6.6 million (effect of new regulations mentioned above) which was partly offset by growth in corporate card fees of $1.9 million, or 14.8%. Corporate card and debit card fees for the quarter totaled $15.1 million and $8.4 million, respectively.

Trust fees for the quarter increased 4.6% compared to the same period last year and resulted mainly from 4.3% growth in personal trust fees and 7.0% growth in institutional trust fees. Trust fees continue to be negatively affected by low interest rates on money market investments held in trust accounts. Deposit account fees decreased 4.0% compared to the 4th quarter of 2010 mainly due to a decline in overdraft fees of $1.2 million, or 11.0%. Overdraft fees were also down $1.8 million compared to the previous quarter. Compared with last year, loan fees and sales declined $10.3 million due to a decline in gains on student loan sales, as the Company essentially exited the student loan origination business in 2010. Bond trading income for the current quarter totaled $4.6 million, down $983 thousand from the same period last year on lower securities sales to correspondent banks and other commercial customers. Other non-interest income included write downs totaling $874 thousand on various banking properties currently held for sale.

Investment Securities Gains and Losses
Net securities gains amounted to $4.9 million in the 4th quarter of 2011, compared to net gains of $2.6 million in the previous quarter and net gains of $1.2 million in the same quarter last year. The current quarter included a pre-tax gain of $5.7 million related to both sales and fair value adjustments of the Company's private equity investments. Minority interest expense related to these gains totaled $1.2 million and is included in non-controlling interest expense.

Also during the current quarter, the Company recorded additional credit-related impairment losses of $782 thousand on certain non-agency guaranteed mortgage-backed securities identified as other-than-temporarily impaired, compared to losses of $831 thousand in the previous quarter and $891 thousand in the same quarter last year. The cumulative credit-related impairment reserve on these bonds totaled $9.9 million at quarter end. At December 31, 2011, the par value of non-agency guaranteed mortgage-backed securities identified as other-than-temporarily impaired totaled $143.3 million, compared to $184.3 million at December 31, 2010.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $156.0 million, a decrease of $8.0 million, or 4.9%, from the same quarter last year and an increase of $2.3 million compared to the previous quarter. During the current quarter, the Company reached a class-wide settlement on a debit overdraft lawsuit. The settlement provides for a payment of $18.3 million and is subject to court approval. Accordingly, the Company accrued an additional $7.4 million this quarter related to the litigation. Additionally, the Company's VISA indemnification obligation was reduced by $3.1 million as a result of certain funding actions taken by VISA, bringing the balance of the Company's estimated obligation to zero.

Compared to the 4th quarter of last year, salaries and benefits expense increased $1.4 million, or 1.7%, mainly due to higher incentive compensation of $1.5 million, but offset by a decline in medical insurance costs of $1.1 million. Benefits costs this quarter also included a special $1.5 million contribution to the Company's 401(k) plan, which was based on the Company's performance this year. Full time equivalent employees totaled 4,745 and 4,979 at December 31, 2011 and 2010, respectively. Also, equipment and supplies and communication costs declined $865 thousand on a combined basis, while FDIC insurance expense declined $2.1 million as a result of new assessment rules which became effective in the 2nd quarter of 2011. Expense related to foreclosed property declined $2.2 million, mainly due to lower losses on fair value adjustments in 2011. Also, an early pay-off penalty of $11.8 million, incurred in the 4th quarter of 2010 upon the redemption of certain Federal Home Loan Bank borrowings, was not recurring in 2011.

Income Taxes
The effective tax rate for the Company was 32.4% in the current quarter, compared with 32.7% in the previous quarter and 28.3% in the 4th quarter of 2010.

Credit Quality
Net loan charge-offs in the 4th quarter of 2011 amounted to $15.6 million, compared with $14.9 million in the prior quarter and $21.6 million in the 4th quarter of last year. The $754 thousand increase in net loan charge-offs in the 4th quarter of 2011 compared to the previous quarter was mainly the result of higher net loan charge-offs on construction and home equity loans of $2.2 million, but was partly offset by lower consumer and business real estate net loan charge-offs. The ratio of annualized net loan charge-offs to total average loans was .68% in the current quarter compared to .65% in the previous quarter.

For the 4th quarter of 2011, annualized net loan charge-offs on average consumer credit card loans amounted to 3.78%, compared with 3.83% in the previous quarter and 4.97% in the same period last year. Consumer loan net charge-offs for the quarter amounted to .96% of average consumer loans, compared to 1.16% in the previous quarter and 1.76% in the same quarter last year. The

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2011

provision for loan losses for the current quarter totaled $12.1 million, an increase of $748 thousand over the previous quarter and $9.5 million lower than in the same period last year. The current quarter provision for loan losses was $3.5 million less than net loan charge-offs for the current quarter, thereby reducing the allowance for loan losses to $184.5 million. At December 31, 2011 this allowance was 2.01% of total loans, excluding loans held for sale, and was 244% of total non-accrual loans.

At December 31, 2011, total non-performing assets amounted to $93.8 million, a decrease of $5.9 million from the previous quarter. Non-performing assets are comprised of non-accrual loans ($75.5 million) and foreclosed real estate ($18.3 million). At December 31, 2011, the balance of non-accrual loans, which represented .8% of loans outstanding, included construction and land loans of $22.8 million, business loans of $25.7 million and business real estate loans of $19.4 million. Loans more than 90 days past due and still accruing interest totaled $15.0 million at December 31, 2011.

Other
The Company's purchases of treasury stock during the current quarter were not significant and related mainly to employee stock option activity.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.